EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 (Crown Cork & Seal Company, Inc. Retirement Thrift Plan) of our report dated March 15, 2002 relating to the financial statements and financial statement schedule of Crown Cork & Seal Company, Inc, which appears in Crown Cork & Seal Company, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2001.

We also consent to the incorporation by reference in this Registration Statement of our report dated June 21, 2002 relating to the financial statements, which appears in the Annual Report of Crown Cork & Seal Company Inc. Retirement Thrift Plan on Form 11-K for the year ended December 31, 2001.

PricewaterhouseCoopers LLP

Philadelphia, PA

March 11, 2003